Leader Funds Trust N-CSR

Exhibit 99.19(a)(4)

Change in Independent Registered Public Accounting Firm

The Audit Committee of Leader Funds Trust (the “Trust”) has approved and recommended to the Board of Trustees (the “Board”), and the Board has approved Tait, Weller & Baker, LLP (“Tait”) to replace Sanville & Company (“Sanvillle”) as the Funds’ independent registered public accounting firm for the Funds’ fiscal year ended July 31, 2025. Through the past fiscal year and through the date of Sanville’s replacement as auditor of the Funds, the Funds had no disagreements with Sanville on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedures, which, if not resolved to the satisfaction of Sanville would have caused Sanville to make reference to the disagreement in a Sanville report, and there were no reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K under the Securities Exchange Act of 1934.

With respect to the Funds, Sanville’s audit opinions, including for the fiscal year ended July 31, 2024, did not contain either an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles. During the last fiscal year of the Funds, neither the Funds nor anyone on their behalf has consulted Tait on items concerning the application of accounting principles to a specified transaction (either completed or proposed) or the type of audit opinion that might be rendered on the Funds’ financial statements, or concerning the subject of a disagreement of the kind described in Item 304(a)(1)(iv) of Regulation S-K or reportable events of the kind described in Item 304(a)(1)(v) of Regulation S-K.

The Funds requested Sanville to furnish it with a letter addressed to the SEC stating whether or not it agrees with the above statements. A copy of such letter will be filed as an Exhibit to the Form N-CSR filing.

November 26, 2025

Securities and Exchange Commission
Washington, D.C. 20549

Ladies and Gentlemen:

We were previously the independent registered public accounting firm for Leader Capital Short Term High Yield Bond Fund and Leader Capital High Quality Income Fund, (collectively the “Funds”), each a series of the Leader Funds Trust (the “Trust”), under the date of November 21, 2025, we reported on the financial statements, of the Funds as of and for the year ended July 31, 2024. On December 30, 2024, we were replaced as independent registered public accounting firm for, at the request of the Audit Committee.

We have read the statements included within items 1 through 5, 7, and Exhibit 19(a)(4) made by Leader Funds Trust - Leader Capital Short Term High Yield Bond Fund and Leader Capital High Quality Income Fund, included under Sub-Item 77K of Form N-CSR dated November 26, 2025, and we agree with such statements.

Very truly yours,